UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2021

ALLYME GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-209478	32-0446353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 W 12th St, # 113 Austin, Texas 78703
(Address of Principal Executive Offices)

(512) 663-2690

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	WWIN	Pink Sheets

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective April 27, 2021 (the “Closing Date”), AllyMe Group, Inc. (the “Company”), entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) with NEXT-ChemX Corporation (“NEXT-ChemX”), pursuant to the Company acquired certain intellectual property assets of NEXT-ChemX, specifically certain patents and patent applications, in exchange for the issuance of an aggregate of 23,844,448 shares of common stock of the Company (the “APA Issuance”).

The above descriptions of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached hereto as Exhibit 2.1.

Item 5.01 Changes in Control of Registrant.

On April 27, 2021, Zilin Wang, the previous majority shareholder of the Company, entered into a stock purchase agreement for the sale of 8,618,000 shares of Common Stock of the Company, to Arastou Mahjoory and Kenneth Mollicone, each an accredited investor, in equal parts. Immediately upon such acquisition and the APA Issuance, Messrs. Mahjoory and Mollicone agreed to cancel an aggregate of 5,418,000 shares of common stock of the company.

Messrs. Mahjoory and Mollicone also acquired an additional 322,989 shares of common stock from several minority shareholders of the Company.

As a result of the acquisition of 8,943,989 shares of common stock, the cancellation of 5,418,000 shares, and the APA Issuance, (a) NEXT-ChemX holds approximately 87.07% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company, and (b) Messrs. Mahjoory and Mollicone each holds approximately 6.44% of the issued and outstanding shares of Common Stock of the Company. The total shares outstanding is 27,385,437.

Also on April 27, 2021, the previous sole officer and director of the company, Zicheng Wang, resigned his positions with the Company. Upon such resignation Benton Wilcoxon was appointed as Chief Executive Officer, and Chairman of the Board, and J. Michael Johnson was appointed President, Treasurer and Secretary, and Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Benton Wilcoxon – Founder and CEO, Director

Benton is an accomplished American entrepreneur with a world-class talent for integrating new material technologies into revolutionary products. He has founded upwards of 10 companies to commercialize new products, most notably Ashurst Technology Ltd (Ashurst) and Composite Technology Corporation (CTC). As the head of Ashurst, he identified and was the first to develop and commercialize aluminum scandium alloys for aerospace, marine and sports equipment applications, as well as developing and operating scandium extraction from solutions of ore bodies and processed tailings. Wilcoxon founded CTC to develop and commercialize the world’s most efficient conductor for high voltage transmission lines. Over 60,000 kilometers of this game changing transmission technology has been deployed on 550 projects across 50 countries. End users include some of the largest utilities in the world including American Electric Power in the USA, National Grid in the UK and State Grid in China. He also headed DeWind, which commercialized the first synchronous large megawatt wind turbines, now owned by Daewoo. Currently, he serves as the CEO of NextMetals Ltd, an advanced materials technology company specializing in the lightest, strongest aluminum scandium alloys, as well as high performance nano-structured titanium and super-steels for particular use in aerospace, aviation, subsea, defense, and transportation markets.

J. Michael Johnson – President, Principal Financial Officer and Director

Mr. Johnson brings over 30 years of professional experience gained from his services to a variety of public and privately held middle market businesses. Mr. Johnson has been the CEO of Future Capital Holdings for over 5 years. Currently the company has filed a medical patent and is closing an acquisition of a real estate venture to build 24 condos. Mr. Johnson’s financial career began at Fidelity Investments in 1990 in the institutional trading division. From approximately 1992-2001 Mr. Johnson worked at various broker dealers in both retail and institutional sales. During this timeframe Mr. Johnson also was a 25% partner in Southern California Equity Group, Inc. a franchise broker dealer located in La Jolla California. During these years Mr. Johnson participated in IPO’s, secondary offerings, debt, equity financings, as well as private placements both on the retail and institutional level. In approximately 2002 Mr. Johnson became an independent consultant working for various small cap growth companies providing services for his clients to raise capital and navigate through the public markets. His primary focus has been identifying funding sources, structuring financings and negotiating the terms of the capital. Mr. Johnson received his Bachelor of Science degree in Economics in 1989 from Fitchburg State University.

Item 8.01 Other Events.

Change in Address of Company

On April 26, 2021, the Company’s location and the location of the Company’s books and records has changed from 10250 Constellation Blvd., Suite 100, Los Angeles, CA 90067 to 1111 W 12th St, # 113, Austin, Texas 78703.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, effective as of April 27, 2021, by and among AllyMe Group, Inc. and NEXT-ChemX Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AllyMe Group, Inc.

Date: April 27, 2021	By:	/s/ J. Michael Johnson
	Name:	J. Michael Johnson
	Title:	President